EXHIBIT 10.27

REDISCOUNT FACILITY AGREEMENT

THIS REDISCOUNT FACILITY AGREEMENT (the “Agreement”) is entered into as of the Effective Date set forth on Schedule A attached hereto, by and between Transportation Alliance Bank Inc. dba TAB Bank, a Utah industrial loan corporation (“Bank”), with its principal place of business located at 4185 Harrison Blvd., Suite 200, Ogden, Utah 84403, and Anchor Funding Services, LLC, a North Carolina  limited liability company (“Factor”), with its principal place of business at the location set forth on Schedule A attached hereto.

WHEREAS, Factor has entered into and will hereafter enter into certain Receivable Financing Agreements with the Sellers named therein;

WHEREAS, pursuant to such Receivable Financing Agreements, each Seller has or will agree to sell to Factor from time to time all of its right, title and interest in and to certain of its identified Accounts;

WHEREAS, a Seller’s obligations under its Receivable Financing Agreement are secured by a security interest in Seller’s assets as more fully identified in the Receivable Financing Agreement, and Seller authorizes Factor to record UCC-1 Financing Statements in order to perfect Factor’s security interest in Seller’s securing assets; and

WHEREAS, Bank agrees to provide, and Factor agrees to utilize, a revolving Rediscount Facility secured by the Eligible Accounts and other securing assets of each Approved Seller.

NOW, THEREFORE, in consideration of the mutual promises and covenants of the parties herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Factor hereby covenant and agree as follows:

1.     Definitions.  Capitalized terms used herein shall have the meanings as set forth immediately below or elsewhere in this Agreement.  Any capitalized terms not herein defined shall have the meaning set forth in the UCC:

“Account” means all Accounts as defined in the UCC, accounts receivable, all amounts owing to Seller under any rental agreement or lease, payments on construction contracts, promissory notes or on any other indebtedness, all rights to payment customarily or for accounting purposes classified as accounts receivable, and all rights to payment, proceeds or distributions under any contract of Seller, presently existing or hereafter created, and all proceeds thereof.

“Account Debtor” means any individual, corporation, limited liability company, partnership, trust or any other entity or organization obligated for payment of any Account.

"Accounting Standards" means (i) in the case of consolidated financial statements and reports, conformity with generally accepted accounting principles and fully and fairly representing the financial condition as of the date thereof and the results of operations for the period or periods covered thereby, consistent with other financial statements of Factor previously delivered to Bank, and (ii) in the case of calculations, definitions, and covenants, generally accepted accounting principles consistent with those used in the preparation of financial statements of Factor previously delivered to Bank.
“Advance” means any funds, proceeds or other sums loaned, advanced or charged to Factor under the Facility and/or pursuant to the terms of this Agreement.

“Affiliates” means any current or future Person which, directly or indirectly, owns or controls, is owned or controlled by, or is under common ownership or control with Factor.

“Approved Seller” means a Seller who has been approved by Bank as a Seller of Accounts pursuant to Section 5 of this Agreement.

“Availability” shall have that meaning ascribed thereto in Section 6.1 of this Agreement.

“Availability Certificate” shall have that meaning ascribed thereto in Section 6.1 of this Agreement.

“Avoidance Claim” means any claim that any payment received by Bank from or for the account of an Account Debtor or Seller is an impugned transaction under any state or federal bankruptcy, insolvency, preference, corporate or other similar laws.

“Bank Advance Rate” means that percentage of the Factor Advance on Approved Sellers’ Accounts which Bank will advance to Factor under the Facility in accordance with Section 6.1, which Bank advance rate percentage is set forth in Schedule A attached hereto.

“Collateral” means all presently owned or hereafter acquired assets of Factor, including, without limitation, the following:

(a)  All Accounts as defined in the UCC, accounts receivable, chattel paper, and general intangibles, including, but not limited to, tax refunds, registered and unregistered patents, trademarks, service marks, copyrights, trade names, trade secrets, customer lists, licenses, documents, instruments, lockboxes, deposit accounts, bank accounts, financial accounts, certificates of deposit, and all rights of Factor as a seller of goods, including rights of reclamation, replevin and stoppage in transit;

(b)  All Factor’s contract rights, including without limitation, all rights of Factor in, to and under the Receivable Financing Agreements and other agreements related thereto, and to the Accounts purchased by Factor from all Sellers;

(c)  All Inventory as defined in the UCC, wherever located, all goods, merchandise or other personal property held for sale or lease, names or marks affixed thereto for purposes of selling or identifying the same or the seller or manufacturer thereof and all related rights, title and interest, all raw materials, work or goods in process or materials or supplies of every nature used, consumed or to be used in Factor’s business, all packaging and shipping materials, and all other goods customarily or for accounting purposes classified as inventory of Factor, now owned or hereafter acquired or created, all proceeds and products of the foregoing and all additions and accessions to, replacements of, insurance or condemnation proceeds of, and documents covering any of the foregoing, all property received wholly or partially in trade or exchange for any of the foregoing, all leases of any of the foregoing, and all rents, revenues, issues, profits and proceeds arising from the sale, lease, license, encumbrance, collection, or any other temporary or permanent disposition of any of the foregoing or any interest therein;

(d)  All Equipment and fixtures and goods, wherever located, and all additions, substitutions, replacements (including spare parts), and accessions thereof and thereto;

(e)  All books and records relating to all of the foregoing property and interests in property, including, without limitation, all computer programs, printed output and computer readable data in the possession or control of Factor, any computer service bureau or other third party;

(f)  All personal property and investment property; and

(g)  All proceeds of the foregoing, including but not limited to, all insurance proceeds, all claims against third parties for loss or destruction of or damage to any of the foregoing, and all income from the lease or rental of any of the foregoing.

“Commitment” means the amount set forth in Schedule A attached hereto, or such other amount as Bank shall deem appropriate in its sole discretion, representing the maximum amount of Advances, Fees, charges and other amounts which may be made advanced or charged to Factor under the Facility as contemplated by this Agreement.

“Default Rate” means the Interest Rate plus four percent (4.00%) per annum.

“Eligible Account” shall mean Accounts which satisfy the following criteria:

(a)   The Account meets all applicable representations and warranties concerning the Collateral set forth in the Seller’s applicable Receivable Financing Agreement.

(b)   The Account is due and payable not more than sixty (60) days from the date of the Invoice evidencing the Account, and is not more than ninety (90) days past the date of Invoice.

(c)   The Account is a bona fide obligation of the Account Debtor for the amount identified on the records of Factor, and there have been no payments, deductions, credits, payment terms, or other modifications or reductions in the amount owing on such Account except (i) as shown on the face of the Invoice, (ii) discounts allowed in the ordinary course of business which have been disclosed in the Availability Certificate; and (iii) as otherwise shown on the records of Seller and/or Factor and disclosed to Bank prior to Bank making any Advance based upon the Account.

(d)   There are no defenses or setoffs to payment of the Account which can be asserted by way of defense or counterclaim against Seller, Factor and/or Bank, and to the best knowledge of Factor, the Account will be timely paid in full by the Account Debtor.

(e)   Performance of all services giving rise to the Account has been completed and all goods giving rise to the Account have been delivered, and Factor has possession of or has submitted to Bank shipping or delivery receipts for all such goods.

(f)   All services performed and goods sold which give rise to the Account have been rendered or sold in compliance with all applicable laws, ordinances, rules and regulations, and were performed or sold in the ordinary course of Seller’s business.

(g)  There have been no extensions, modifications, or other agreements relating to payment of the Account except as otherwise shown on the face of the Invoice and disclosed in writing to Bank prior to Bank making any Advance based upon the Account.

(h)   The Account Debtor is located or authorized to do business within the United States or Canada (excluding the Province of Quebec) and maintains an office and transacts business in the United States of America, and the Account is payable exclusively in U.S. currency, or the Account is backed by a letter of credit or credit insurance in a form and issued by a bank or insurer, as the case may be, acceptable to Bank in Bank’s sole discretion.
(i)   No proceeding has been commenced or petition filed under any bankruptcy or insolvency law by or against the Account Debtor; no receiver, trustee or custodian has been appointed for any part of the property of the Account Debtor; and no property of the Account Debtor has been assigned for the benefit of creditors.

(j)   If twenty-five percent (25%) or more of the Accounts owing to Seller or Factor by any particular Account Debtor do not meet the specifications of Paragraph (b) of this definition of Eligible Accounts, all Accounts owing by such Account Debtor shall not be Eligible Accounts.

(k)   The Account is not owing by an Account Debtor for whom the terms of sale by Seller are cash on delivery or otherwise considered or treated as a cash sale.

(l)   The Seller and Factor do not owe an account payable to the Account Debtor which could be set off against the receivable Account.

(m)   If the total of all outstanding Accounts owing by any single Account Debtor to a Seller equals twenty-five percent (25%) or more of the total outstanding current Accounts owing to Seller, the amount of Accounts owing by that Account Debtor which equal or exceed this twenty-five percent (25%) requirement shall not be Eligible Accounts unless Bank has received satisfactory credit information concerning the Account Debtor and Bank has agreed in writing to accept the amount in excess of this twenty-five percent (25%) requirement as Eligible Accounts.

(n)   The Account is not subject to any type of retainage by the Account Debtor.

(o)   The Account does not arise from goods placed on consignment, guaranteed sale, or other terms by reason of which the payment by the Account Debtor may be conditional.

(p)   The Account is not owing by an employee, officer, or director of Seller or of Factor.

(q)  The Account is not owing by a parent, subsidiary, sister company, or other company related to or an Affiliate of Seller or Factor.

(r)   The Account is not owing by an Account Debtor deemed by Bank in its commercially reasonable discretion to be unacceptable.

“Events of Default” shall have that meaning set forth in Section 19.1 of this Agreement.

“Face Amount” means the total amount due on an Account as specified on the Account’s Invoice, at the time of Factor’s purchase of such Account from Seller, less any finance charges included therein.

“Facility” shall have that meaning set forth in Section 2 of this Agreement.

“Factor Advance” shall have that meaning ascribed thereto in Section 6.1 of this Agreement.

“Factor Advance Rate” shall mean that percentage of the face value of Approved Sellers’ Accounts which may be advanced by Factor to such Seller pursuant to Section 6.1 herein, which Factor advance rate percentage is set forth in Schedule A attached hereto.

“Factor Deposit Account” means any deposit account maintained by Factor, or represented by an employee of Factor to be maintained by Factor, and any other account of Factor into which Factor directs Bank to make Advances or payments of any obligations owed by Bank to Factor.

“Fees” shall mean all of those fees referenced and set forth in Section 3 of this Agreement.

“Guarantor” means those Person(s) identified in Schedule A attached hereto who are guaranteeing Factor’s payment and performance of the Obligations.

“Initial Term” shall mean the initial effective period or term of this Agreement, having the duration set forth in Schedule A attached hereto.

“Interest” shall mean the interest payable on the outstanding balance of the Facility, and/or on any other amounts due from Factor to Bank hereunder, calculated at the Interest Rate or the Default Rate, as applicable.

“Interest Rate” shall mean that rate of interest set forth in Section 4 of this Agreement.

“Invoice” means the primary billing document or invoice evidencing an Account.

“Lockbox Bank” shall mean any U.S. federally regulated bank designated by Factor to establish and maintain the depository lockbox account referenced in Section 7 of this Agreement.

“Material Adverse Effect” means: (i) a material adverse change in, or a material adverse effect upon the operations, business, assets, property, liabilities (actual or contingent) or financial condition of the Factor or any Guarantor; (ii) a material impairment of the rights and remedies of Bank under this Agreement; (iii) a material impairment of the ability of the Factor or any Guarantor to perform any of their respective Obligations; or (iv) a material adverse effect upon the legality, validity, binding effect or enforceability against the Factor or any Guarantor of this Agreement or any guaranty agreement.

“Obligation” means all present and future obligations owing by Factor to Bank whether or not for the payment of money, whether or not evidenced by any note or other instrument, whether direct or indirect, absolute or contingent, due or to become due, joint or several, primary or secondary, liquidated or unliquidated, secured or unsecured, original or renewed or extended, whether arising before, during or after the commencement of any bankruptcy, insolvency or other similar proceeding in which Factor is a debtor or an insolvent debtor, including but not limited to any obligations arising pursuant to this Agreement, any letters of credit, acceptance transactions, or any other financial accommodations or agreements.

“Organizational Documents” means, in the case of a corporation, its Articles of Incorporation and By-Laws; in the case of a general partnership, its Articles of Partnership; in the case of a limited partnership, its Articles of Limited Partnership; in the case of a limited liability company, its Articles of Organization and Operating Agreement or Regulations, if any; in the case of a limited liability partnership, its Articles of Limited Liability Partnership; or alternatively, in each case, the legal equivalent thereof in the jurisdiction of its organization, together with schedules, exhibits, amendments, addendums, modifications, replacements, additions, or restatements of the foregoing, which are in effect.

“Parties” means Factor and Bank.

“Person” means an individual, corporation, limited liability company, partnership, trust or any other legal entity or organization.

“Receivable Financing Agreement” means any of those certain agreements entered into by and between Factor and Sellers whereby Factor provides a Seller with financing in exchange for the sale and/or securitization of such Seller’s Accounts and/or other assets.

“Required Reserve Amount” means the cumulative total of the respective Reserve Percentage for each Eligible Account multiplied by the unpaid balance of each such Eligible Account.

“Reserve Account” means the establishment and maintenance of one or more bookkeeping accounts on the books of Bank accounting for those portions of the Required Reserve Amounts held by Bank, as deemed necessary or appropriate by Bank, to effectuate the terms and conditions set forth herein or otherwise ensure Factor’s performance with the provisions hereof.

“Reserve Percentage” means the percentage set forth in Schedule A attached hereto and incorporated herein by this reference, or such other percentage as Bank shall deem appropriate in its sole discretion from time to time.

“Reserve Shortfall” means the amount by which the Reserve Account is less than the Required Reserve Amount.

“Seller(s)” means a client or customer of Factor who executes a Receivable Financing Agreement with Factor.

“Subordinate Debt” means any notes or obligations due from Factor to any Person which are subordinate, in a form acceptable to Bank, in all respects to the Obligations of Factor to Bank.

“UCC” means the Uniform Commercial Code.

2.  Facility and Initial Term.  Subject to the terms and conditions of this Agreement, and provided that Factor has not breached any of the terms of this Agreement, Bank agrees to advance to Factor, under a revolving rediscount line of credit (“Facility”), from time to time beginning on the Effective Date and ending on the last day of the Initial Term (or such later date as Bank and Factor shall hereafter agree in writing in connection with the extension of the terms of this Agreement) such Advances as Factor may request under Section 6 of this Agreement; provided, however, that the aggregate principal amount of all Advances outstanding under the Facility at any time shall not exceed the lesser of: (i) the Commitment amount; or (ii) the amount of Availability.  Factor may from time to time during the term of the Facility borrow, partially or wholly repay its outstanding borrowings, and re-borrow, subject to all of the limitations, terms and conditions contained herein. This Agreement shall be automatically renewed for consecutive one (1) year terms unless and until terminated by written notice of either party sixty (60) days prior to the end of the Initial Term or any renewal Term.

3.  Fees.

3.1 Origination/Annual Facility Fee.  Upon execution and delivery of this Agreement, Factor shall pay to Bank an origination fee in the amount of one half of one percent (.50%) of the Commitment amount.  Additionally, on each anniversary of the Effective Date, and for so long as the Facility has not been terminated, Factor shall pay to Bank an annual fee in an amount equal to one half of one percent (.50%) of the Commitment amount. No portion of any origination fee or annual fee paid shall be refundable, including, without limitation, in the event of any early termination of this Agreement or upon any termination or reduction of the right of Factor to request Advances under this Agreement.  Such origination and facility fees shall be payable quarterly by the Factor.

3.2 Non-Utilization Fee.  Factor shall pay to Bank a non-utilization fee in an amount equal to the unused portions of the Commitment existing from time to time, multiplied by one quarter of one percent (0.25%) per annum.  The non-utilization fee shall be calculated daily, and shall be due and payable on the last business day of each month.

3.3 Collateral Monitoring Fee.  Factor shall pay to Bank a monthly Collateral monitoring fee in an amount equal to zero percent (0.00%) of the Commitment. The Collateral monitoring fee shall be paid by Factor to Bank by close of business day on the last business day of the month.

3.4 Early Termination Fee.  Upon any early termination of the Facility by Factor, or, if payment of the Facility is otherwise accelerated due to an Event of Default, then in addition to any other Fees paid or payable by Factor under this Agreement, Factor shall pay to Bank an early termination fee calculated as follows: (i) if such termination or acceleration occurs within less than one (1) year of the Effective Date, the early termination fee shall be one percent (1.00%) of the Commitment; and (ii) if such termination or acceleration occurs more than one (1) year after the Effective Date, the early termination fee shall be one half of one percent (.50%) of the Commitment. In the event of termination and repayment of the Obligations hereunder on the anniversary date of the Effective Date of this Agreement, no early termination fee shall be due if Factor has first provided Bank with the sixty (60) day prior written notice of termination set forth in Section 2 above.

3.5 Wire Fees.  Wire fees of twenty dollars ($20.00) per wire will be charged to Factor for Advances and/or any other amounts wired from Bank to Factor pursuant to this Agreement.

3.6 Misdirected Payment Fee.  Factor shall pay to Bank a misdirected payment fee equal to fifteen percent (15%) of the amount of any payment on account of an Eligible Account which has been received by Factor and has not deposited in the lockbox account in accordance with Section 7 of this Agreement within two (2) business days following the date of receipt by Factor.

3.7 Other Fees.  Other periodic fees, such as legal fees and costs, UCC lien and judgment searches, audit fees and field exams fees and costs shall be charged to and payable by Factor at the Bank’s standard rates, and shall be payable by Factor on the last business day of the month in which a billing therefore is made available to Factor.

3.8   Payment.   All Fees due from Factor herein shall be paid by Factor to Bank by wire transfer on or before the due date thereof. Notwithstanding such payment requirement, Bank is hereby authorized to advance and disburse to itself on Factor’s behalf, or to otherwise charge to Factor any Fee due and owing to Bank by Factor, by: (i) deducting any said Fee from Advances; (ii) charging any such Fee to the Facility; or (iii) deducting said Fee from collections from the lockbox or from any Factor Deposit Account.

3.9 No Fee Waiver.  The existence of any right of the Bank to self-payment, deduction, or to charge the Facility with respect to any Fees payable by Factor herein shall not relieve Factor from any Obligation to pay the same where such right has not been exercised by Bank.  No failure by Bank to exercise such rights shall constitute a waiver by Bank of its rights to such Fees or any waiver of its right to undertake self payment or deduction as provided herein.

4.  Variable Discount.  Factor shall pay Interest to Bank on the outstanding and unpaid principal balance of the Facility at a rate per annum equal to the ninety day LIBOR Rate plus six and one quarter percent (90 day LIBOR Rate + 6.25%) (“Interest Rate”).  For purposes of this Agreement, the term “LIBOR Rate” shall mean the fluctuating rate of interest which is publicly reported as the “LIBOR Rate” as published by the 90-day London Interbank Offered Rate,.  Each change in the LIBOR Rate contemplated hereunder shall take place automatically and without further notice.  Any change in the LIBOR Rate shall be effective as of the first business day following such adjustment, and such adjusted LIBOR Rate shall be the applicable LIBOR Rate thereafter used in the calculation of interest payable hereunder.  Interest shall be payable monthly in arrears on the first day of each calendar month.  Factor shall pay all Interest charges by wire transfer by close of business day on which it is due, and Bank, at its sole option, may deduct said Interest from future Advances under the Facility, from collections from the lockbox or from any Factor Deposit Account, or otherwise charge the Facility for such Interest.  At any time that Factor may be in default under this Agreement and continuing until such time as all defaults are cured by Factor as determined by Bank in its sole discretion, the Interest charged to Factor on all amounts due hereunder shall be calculated at the Default Rate.

5.  Approved Sellers.

5.1 Seller Approval.  Each and every Seller whose Accounts Factor seeks to include in the Availability Certificate shall be submitted to and approved in writing by Bank before such Accounts may be submitted by Factor for inclusion in the Availability Certificate.  Such approval by Bank shall not oblige Bank to purchase any Account generated by such Seller, and such approval with respect to each Account may be withheld or cancelled in Bank’ commercially reasonable discretion.  Bank shall attempt to provide such written approval within five (5) business days of Bank’s receipt of Factor’s written request for approval.  Upon Bank’s approval of an Approved Seller, Factor may include the Eligible Accounts of the Approved Seller in the calculations of the Availability Certificate for the purpose of calculating the Availability.  No further formalities are required to facilitate the inclusion of an Approved Seller’s Accounts in the Facility.

5.2 Related Parties.  No parties related to Seller or Factor, including, but not limited to, subsidiaries, parents or Affiliates thereof, shall be deemed an Approved Seller or an acceptable Account Debtor.

5.3 Seller Concentrations and Restrictions.  Initially, and until such time as Bank notifies Factor in writing to the contrary, any Seller with total collective Accounts being offered for purchase totaling no more than Three Hundred Thousand Dollars ($300,000.00) shall be deemed an Approved Seller.  Any Seller with Invoices collectively totaling more than said Three Hundred Thousand Dollars ($300,000.00) shall be subject to the Bank approval process set forth in Section 5.1 above.

5.4 Account Debtor Concentrations and Restrictions.   Payments on Accounts will be due and payable from creditworthy Account Debtors.  Factor’s credit review policies and procedures must be reviewed and approved by Bank. Credit limits greater than One Hundred Fifty Thousand Dollars ($150,000.00) for any given Account Debtor must be reviewed and approved by Bank in writing, and said approval may be withheld in Bank’s commercially reasonable discretion.  Factor may not purchase Accounts owed by any one Account Debtor in an amount at any one time outstanding in excess of One Hundred Fifty Thousand Dollars  ($150,000.00) without the prior written approval of Bank, which approval shall not be unreasonably withheld or conditioned, and a decision on such approval shall be provided within two (2) business days of request.

6.     Advance Procedures and Rules.

6.1 Availability Certificate.  The Availability and advancement of funds under the Facility shall be based upon a duly executed “Availability Certificate” in a form substantially similar to the Availability Certificate attached hereto as Schedule B, as amended from time to time by Bank in its sole discretion.  Only Approved Sellers and Eligible Accounts of Approved Sellers shall be included in the Availability Certificate and used to calculate the Availability under the Facility.  As used herein, “Availability” shall mean an amount equal to the Bank Advance Rate multiplied by the aggregate Factor Advances (as defined below).  As used herein, “Factor Advance” means that amount advanced by Factor to an Approved Seller, which amount is calculated by multiplying the Factor Advance Rate by the face value of the Approved Seller’s Invoices purchased by Factor provided, however, that the principal balance of such advances shall not at any time exceed ninety percent (90%) of the face value of such Approved Seller’s Invoices purchased by Factor for Availability purposes.  By way of example only, if the Factor Advance Rate is 85%, and the Bank Advance Rate is 80%, and Factor advances against an Approved Seller’s Invoices of $1,000, Factor may not list on the Availability Certificate more than $850 (85% of Invoice) for such Invoice, and if Factor advances 85% against such Invoice, Bank will advance no more than $680 (80% of $850) to Factor.

6.2 Availability Certificate Submission.  Factor hereby agrees to execute and deliver to Bank at the time of each request for an Advance, and in any event not less often than once every calendar month by the last business day of each such calendar month, a current Availability Certificate in a form acceptable to Bank. Unless otherwise directed by Bank, the Availability Certificate shall be in the form attached hereto as Schedule B.  Factor acknowledges and agrees that Factor’s failure to timely execute and deliver any one or more Availability Certificates to Bank shall constitute a material breach of and Event of Default under this Agreement, and may materially affect or limit Factor’s Availability under the Facility.

6.3 Assignment of Interests.  Factor collaterally assigns to Bank all of its right, title and interest to all Eligible Accounts from an Approved Seller included on the Availability Certificate, together with all of Factor’s interests, rights, security interests in, under, to, or arising in connection with Collateral, including, without limitation: (i) the Invoices relating to such Eligible Accounts (ii) any personal guarantees of an Approved Seller’s obligations under the Receivable Financing Agreements with respect to such Eligible Accounts; and (iii) all of its now or hereafter existing general security interests in the Approved Sellers’ assets; and (iv) all Collateral.  Upon Bank’s advance of funds to Factor under the Facility, Bank’s security interest in all of the foregoing shall attach without further action on the part of Factor and Bank, and Factor expressly authorizes Bank to execute all documents evidencing the transfer of such rights, title and interests.

6.4 Advance Frequency.  Funds will be advanced by Bank as Advances based upon the Availability Certificate (as approved by Bank) submitted in connection with the Advance request, which may be on a daily basis.  In the event that Availability Certificates and all required documentation are delivered to the Bank prior to 9:00 a.m. MST on a business day, the Bank will make funds available to the Factor by 12:00  p.m. MST.

7.  Lockbox and Payment Distributions.  Factor shall, pursuant to a lockbox or depository account agreement approved in writing by Bank establish a depository lockbox account with the Lockbox Bank which lockbox account shall be maintained separate from all other lockbox and depository accounts of Factor.  Sellers and Account Debtors shall be directed to make all payments due on the Eligible Accounts into the lockbox account.  Factor shall pay all costs associated with the lockbox account.  Any and all payments received directly by Factor on Eligible Accounts (and any other Accounts upon which Bank has made Advances) shall immediately be forwarded by Factor to said lockbox account.  Bank shall be given sole access to all funds in the lockbox account, and, subject to the terms of this Agreement, Bank shall allocate, pay and distribute such funds as follows: first, to the payment of any unpaid Fees; second, to the payment of any outstanding Interest; third, to the payment of unpaid Advance principal; and fourth, the payment of any surplus to Factor.  Upon the expiration or termination of this Agreement, or upon breach by Factor, any and all payments received in the lockbox account will be paid to Bank, until such time as all Obligations have been paid in full; provided, however, that absent a current or ongoing Event of Default by Factor, remittances received in connection with Sellers other than Approved Sellers shall be released to Factor to be remitted to such Sellers.

8. Guarantors.  Those Persons identified on Schedule A as Guarantors shall each provide personal and/or corporate guarantees, as applicable, of the performance and payment of all Obligations of Factor, and shall respectively each enter into a Guaranty Agreement, the terms and conditions of which shall be agreeable to Bank in its sole discretion.

9. Representations and Warranties.  To induce Bank to enter into this Agreement and to make Facility Advances hereunder, Factor makes the following representations and warranties, each of which is acknowledged by Factor to be a material representation and warranty, and each of which shall be deemed to be renewed by Factor upon each request by Factor for a Facility Advance.

9.1 General and Corporate Matters.

(a)  Factor has and shall maintain full power and authority to own its assets, and to conduct the business in which it engages, and to enter into and perform its Obligations.

(b)  The complete and exact name of Factor is the name set forth directly above the signature line of Factor in this Agreement. During the five (5) years preceding the date of this Agreement:  (i) Factor has not been known by or used any legal, fictitious or trade name; (ii) Factor has not changed its name in any respect; (iii) Factor has not been the surviving entity of a merger or consolidation; and (iv) Factor has not acquired all or substantially all of the assets of any person or entity.

(c)  Factor is duly organized or incorporated, as applicable, and is in good standing under the laws of the state of its organization or incorporation, and Factor is duly qualified to do business in and is in good standing in each jurisdiction where the conduct of its business requires such qualification.

(d)  Factor has all necessary licenses and other certificates or permits required for the conduct of its business and all such licenses, certificates and or permits are, and shall at all times herein remain current.

(e)  The execution, delivery and performance by Factor of this Agreement: (i) has been duly authorized by all necessary action on the part of Factor; (ii) is not inconsistent with any Articles of Incorporation, Articles of Organization, By-Laws, Partnership Agreement, or other organizational documents of Factor; (iii) do not and will not contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument to which Factor is a party or by which it is bound; and (iv) will constitute a legal, valid and binding agreement and obligation of Factor, fully enforceable in accordance with its terms.

(f)  There are no pending or threatened actions or proceedings against or affecting Factor before any court, governmental agency or arbitrator, which may, in any one case or in the aggregate which would constitute a Materially Adverse Effect.

(g)   Factor has satisfied all judgments, and is not in default with respect to any judgment, writ, injunction, state decree, rule or regulation of any court, arbitrator or federal, municipal, or other governmental authority, commission, board, bureau, agency or instrumentality.  Factor is not in material default under the terms of any agreements with third parties.

(h)  Factor has and does conduct its business in a lawful manner and in full and complete compliance with all applicable federal, state and local laws, ordinances, rules, regulations, and orders, including, without limitation, environmental health and labor rules and regulations, and shall pay when due all lawfully imposed taxes upon or in connection with its property, business, income and employees.

(i)  The place of business of Factor (or if Factor has more than one place of business, then the location of its chief executive office) is the location set forth in Schedule A of this Agreement.

(j)  This Agreement, the financial statements referred to herein, and all other statements and information furnished by Factor to Bank in connection herewith contain no untrue statement of a material fact and omit no material fact necessary to make the statements contained therein or herein not misleading.  Factor represents and warrants that it has not failed to disclose in writing to Bank any fact that materially and adversely affects, or is reasonably likely to result in a Material Adverse Effect.

      (k)    Factor agrees that for so long as Factor or any Guarantor shall have any Obligation to Bank under the Agreement or any Guaranty, whether before or after the termination or expiration thereof, Factor shall: (i) only permit dividends, bonuses, other profit distributions or loans to its members, employees and other third parties if Factor’s net income for the current fiscal year is positive, and such amount is collectively less than twenty five percent (25%) of Factor’s then current net profits for the fiscal year; and (ii) only permit wages, salaries and other employee, officer or director compensation (exclusive of the bonuses addressed in the immediately preceding Section (ii)) to be increased if such increases do not cause or result in Factor having a negative net income for the current fiscal year, and such increases are not more than twenty five percent (25%) per fiscal year.

9.2 Collateral Matters.  Factor represents, warrants, and covenants concerning the Collateral as follows:

(a)  Factor is the sole and absolute owner of each Account and has full legal right to make said sale, assignment and transfer thereof;

(b)  To the best of Factor’s knowledge, the correct face amount of each Account is set forth on the Account’s Invoice and is not in dispute.

(c)  The payment of each Account is not contingent upon the fulfillment of any obligation or contract, past or future, and to the best of Factor’s knowledge, all obligations required of the Seller have been fulfilled as of the date of the Invoice;

(d)  Each Account set forth is based on an actual sale and delivery of goods and/or services actually rendered, is presently due and owing to the Seller, is not past due or in default, has not been previously sold, assigned, transferred, or pledged (except to Factor or the Bank), and is free of any encumbrance or lien, except as the result of Factor’s sale of such Account to Bank;

(e)  To the best of Factor’s knowledge, there are no defenses, offsets, or counterclaims against any of the Accounts, and no agreement has been made under which the Account Debtor may claim any deduction or discount, except as otherwise stated in any of the Invoices;

(f)  Upon the sale of each Account by Factor to Bank, Bank shall be the sole and absolute owner of each Account;

(g)  To the best of Factor’s knowledge, each Account Debtor and Seller are not insolvent as that term is defined by the Federal Bankruptcy Act;

(h) At the time of Purchase by Factor, each Account Debtor has not objected to the payment for, or the quality or the quantity of the subject matter of the Invoice, and is liable for the amount set forth on the Invoice;

(i)  Each Account Debtor has been notified that the Account has been transferred to and is payable to Factor or Bank;

(j)  To the best of Factor’s knowledge, each Account shall be paid only to the lockbox account controlled by the Lockbox Bank;

(k)  Each Account has been and shall be purchased from the Seller by Factor pursuant to the terms of a Receivable Financing Agreement, and is and shall be subject to a security interest in favor of Factor;

(l)  Each Account has been verified by Factor in accordance with agreed written instructions with respect to each Seller and/or Account Debtor;

(m)  To the best of Factor’s knowledge, each Account is an Eligible Account;

(n)  The Seller of each Account is not in default under the terms of their respective Receivable Financing Agreement with Factor.

(o)  Factor is not aware of any facts, events or circumstances which evidence or would cause a reasonable person to believe that the Collateral has been compromised in any material manner, or that such Collateral may not be available in accordance with the terms of the Credit Agreements for satisfaction of Account Debtor’s obligations on the Accounts.

(p)  The Accounts are not subject to any security interest, lien, assignment, or other encumbrance of any nature whatsoever except for current taxes and assessments which are not delinquent, the security interests created by this Agreement and/or any Receivable Financing Agreement, and any assignments and security interests created and disclosed in writing to Bank prior to any Advance on such Accounts.

(q)  Bank is authorized to file UCC Financing Statements concerning the Collateral, which may include a description of “all assets” of Factor.

9.3 Financial Matters.

(a)  Factor is solvent and able to pay its debts as they mature.

(b)  All financial statements and information relating to Factor and/or each of its parent, subsidiaries, and Affiliates, and Guarantors, which have been or will be furnished by Factor to Bank are, and will be true and correct, and fully and fairly represent the financial condition of Factor and such Guarantors as of the date thereof and the results of operations for the period or periods covered thereby, and have been and will be prepared in accordance with Accounting Standards consistently applied, and there has been no material adverse change in the condition, financial or otherwise, of Factor its parent, subsidiaries or Affiliates, or of Guarantors, since such submission, except as has been disclosed in a writing from Factor or Guarantor to Bank.

10.  Factor’s Covenants.   To induce Bank to enter into this Agreement and to make Advances hereunder, Factor makes the following covenants in favor of Bank, each of which is acknowledged by Factor to be material, and each of which shall continue for so long as this Agreement is in effect, or for so long as Factor is indebted to Bank for any Obligations, whichever is longer.

10.1 Use of Proceeds.   Factor will use the proceeds of the Facility solely for Factor’s general working capital purposes.  Factor shall not, directly or indirectly, use any of the proceeds of the Facility for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or to extend credit to any person or entity for the purpose of purchasing or carrying any such margin stock or for any purpose which violates, or is inconsistent with, Regulation X of said Board of Governors, or for any other purpose prohibited by Section 7 of the Securities Exchange Act of 1934, as amended, or by any of the rules and regulations respecting the extension of credit promulgated thereunder. Facility proceeds shall not be conveyed or transferred to, or used for the direct or indirect benefit of, any subsidiary, Affiliate or parent entity of Factor, except as may occur indirectly through Factor’s permitted use of proceeds for its own general working capital purposes.

10.2 Compliance with USA Patriot Act.   Factor will: (a) not be or become subject at any time to any statute, rule, law, regulation, ordinance, order, restriction, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Bank from making any advance or extension of credit to Factor or from otherwise conducting business with Factor; and (b) provide documentary and other evidence of Factor’s identity as may be requested by Bank at any time to enable Bank to verify Factor’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

10.3 Continued Business and Compliance with Applicable Law.   Factor will: (i) conduct its business in a lawful manner and in material compliance with all applicable federal, state, and local laws, ordinances, rules, regulations, and orders; (ii) maintain all licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, necessary or advisable to conduct its business, and shall not violate any valid rights of others with respect to any of the foregoing; and (iii) engage in a business of the same general type as now conducted, and shall not engage in any business not authorized by and not in accordance with its Organizational Documents and other governing documents, nor make any material changes in the scope or nature of Factor’s business activities.

10.4 Prior Consent for Amendment or Change.   Factor will not modify, amend, waive, or otherwise alter, or fail to enforce, its Organizational Documents or other governing documents without Bank's prior written consent.

10.5  Tax Filings; Payment of Taxes and Obligations.   Factor will: (i) timely file all tax returns (federal, state, and local) required to be filed; (ii) pay when due all withholding taxes, payroll taxes, employee taxes, income taxes, and all other taxes, assessments, governmental charges and levies of every kind whatsoever (including without limitation, all interest and penalties pertaining thereto), incurred or assessed in regards to Factor's assets, business, employees and income; and (iii) pay when due all other obligations liabilities and trade accounts, of whatever nature or source, in accordance with regular terms except in each case, such as are not yet due, or as are being contested in good faith by proper proceedings and as to which adequate reserves are maintained.

10.6  Financial Statements and Reports. Factor will provide Bank with such financial statements and reports as Bank may reasonably request from time to time.  All financial statements and reports will be prepared in accordance with Accounting Standards, and shall be consistent with other financial statements previously delivered to Bank.  All financial statements and reports will be in a form acceptable to Bank. Unless otherwise directed by Bank, Factor will provide the following financial statements and reports to Bank:

(i)  As soon as available and in any event within ninety (90) days after the end of each fiscal year of Factor, one (1) copy of the annual balance sheet, statements of income and retained earnings or personal financial statements, as applicable, of Factor  and all Guarantor as of and for the year then ended, all in complete detail, including a statement of contingent liabilities, and stating in comparative form the figures for the corresponding date and period in the previous fiscal year plus a statement of cash flows, compiled in accordance with Accounting Standards and otherwise in a form acceptable to Bank.

(ii)   As soon as available and in any event within twenty (20) days after the end of each calendar month, one (1) copy of the balance sheet, statements of income and retained earnings or personal financial statements, as applicable, of Factor (and  Guarantors when requested by Bank) as of and for the calendar month then ended, all in complete detail, including a statement of contingent liabilities, and stating in comparative form the figures for the previous month, plus a statement of cash flows, compiled in accordance with Accounting Standards and otherwise in a form acceptable to Bank.

(iii)  As soon as available and in any event within ninety (90) days after fiscal year end, the Federal Tax Returns (including, without limitation, all Schedules thereto) for Factor and each Guarantor, respectively, to the extent not under extension;

(iv)   At the time of any request for an Advance, and at such other frequency as Bank may request from time to time, and in any event not less frequently than once a month (to be provided by the last business day of each calendar month), and in a form provided by or acceptable to Bank, an Availability Certificate demonstrating that the outstanding balance on the Facility is in compliance with the terms and conditions of this Agreement.  Unless otherwise directed by Bank, the Availability Certificate shall be in the form attached hereto as Schedule B.

(v)   Within one hundred twenty (120) days after the end of each calendar year and one hundred twenty (120) days after each June 30, in a form provided by or acceptable to Bank, a Compliance Certificate signed by chief financial officer or chief executive officer of Factor certifying and demonstrating that (i) the Factor is in compliance with all financial covenants of this Agreement; (ii) all financial statements or reports provided to Bank fully and fairly represent Factor’s financial condition as of the date thereof and the results of Factor’s operations for the period or periods covered thereby; and (ii) no Event of Default or event which, with the passage of time or the giving of notice or both, would constitute an Event of Default, has occurred and that there has been no material, adverse change in the financial or other condition of Factor since the date of this Agreement.

(vi)  Within fifteen (15) days after the end of each calendar month, and/or at such other frequency as Bank may request from time to time, in a form acceptable to Bank a complete and accurate Accounts receivable aging report for all Accounts subject to the Facility, which minimally set forth the following:  identification of all Accounts subject to the Facility: the face value of the Accounts (or an agreed value, if such value varies from the face value of an Invoice); the balance due on each Account; the amount of Factor Advances on each such Account; the amount of Bank’s Advances on each Account; the total receivables balance; current receivables due; receivables thirty (30) to sixty (60) days old;  and receivables sixty (60) to ninety (90) days old.

(vii)  Within fifteen (15)  days after the end of each calendar month, and/or at such other frequency as Bank may request from time to time, in a form acceptable to Bank a complete and accurate accounts payable aging report for all Factor’s accounts payable, which minimally set forth the following:  identification of all accounts payable; the balance due on each account payable; the total account payables balance; current payables; payables thirty (30) to sixty (60) days old;  and payables sixty (60) to ninety (90) days old.

(viii)   In the event the Collateral includes Inventory, then within fifteen (15) days of the end of each calendar month, and/or at such other frequency as Bank may request from time to time, in a form provided by or acceptable to Bank, a monthly report of all Inventory on hand.

(ix)   Within twenty (20) days of the end of each calendar quarter, Factor shall submit to Bank a list of the names, addresses and phone numbers of all Account Debtors on Factor’s Accounts.  After the occurrence of an Event of Default, Factor hereby authorizes Bank to verify Factor’s Accounts through written or verbal verification methods with the Account Debtors of such Accounts or other third parties at the discretion of Bank.

(x)  No later than the tenth (10th) day of each calendar month, Factor will certify in writing to Bank, in a form acceptable to Bank, that all federal, state, and other taxes and assessments owing during the prior month have been paid in full.  Such certification will be accompanied by proof of payment in a form acceptable to Bank.

           (xi) Factor shall maintain and provide to Bank a detailed, rolling twelve (12) month financial forecast on a quarterly basis, no more than 25 calendar days after calendar quarter.

     10.7 Insurance. Factor will maintain insurance with financially sound and reputable insurance companies or associations (as reasonably approved by Bank) in such amounts and covering such risks as are usually carried by companies engaged in the same or a substantially similar business and reasonably similarly situated; provided, however, that the Factor is not required to maintain credit insurance.

10.8 Maintenance of Records and Properties.   Factor will keep accurate records and books of account in which complete entries will be made in accordance with Accounting Standards, and all such records of Factor will be kept and stored in the business location of Factor set forth in Schedule A of this Agreement, and will not be moved therefrom without at least thirty (30) days’ prior written notice to Bank.  Factor shall maintain, keep and preserve all of its properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.

     10.9 Notice of Claims.  Factor will promptly notify Bank in writing of all actions, suits or proceedings filed or threatened against or affecting Factor in any court or before any governmental commission, board, or authority which, if adversely determined: (i) may result in a judgment, adverse determination, or other detriment against Factor in excess of Ten Thousand Dollars ($10,000.00) which is not covered entirely by insurance, or (ii) may have a Material Adverse Effect.

     10.10 Financial Covenants.  Except as otherwise expressly defined herein, each of the accounting terms used in this Section 10.10 shall have meanings consistent with Accounting Standards.  Factor hereby covenants and agrees as follows:

(a)   Tangible Net Worth.  Factor will maintain at all times a tangible net worth of not less than Two Million Dollars ($2,000,000.00.00).  For purposes of this Agreement, “Tangible Net Worth” means the excess of total assets over total liabilities, excluding, however, from the determination of total assets any related party notes or loans receivable, investments in related parties and all assets which would be classified as intangible assets under Accounting Standards, including, without limitation, goodwill, licenses, patents, trademarks, tradenames, copyrights, and franchises, and also excluding from liabilities any Subordinate Debt.

(b)    Debt to Tangible Net Worth.  Factor will maintain at all times a ratio of Debt to Tangible Net Worth not in excess of four to one (4:1). For purposes of this Agreement, “Debt to Tangible Net Worth” means Factor’s total liabilities (including, without limitation, capital leases and Letters of Credit), less Subordinate Debt, divided by Tangible Net Worth.

     10.11 Negative Pledge.   Factor will not create, incur, assume, or suffer to exist any mortgage, deed of trust, pledge, lien, security interest, hypothecation, assignment, deposit arrangement, or other preferential arrangement, charge, or encumbrance (including, without limitation, any conditional sale, other title retention agreement, or finance lease) of any nature, upon or with respect to any Collateral, now owned or hereafter acquired, or sign or file, under the Uniform Commercial Code of any jurisdiction, a financing statement under which Factor appears as debtor with regard to any such Collateral, or sign any security agreement authorizing any secured party thereunder to file such financing statement with regard to such Collateral, except: (a) those expressly permitted by this Agreement; (b) liens arising in the ordinary course of business (such as liens of carriers, warehousemen, mechanics, and materialmen) and other similar liens imposed by law for sums not yet due and payable or, if due and payable, those being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained in accordance with Accounting Standards and for which appropriate bonding has been obtained if requested by Bank; (c) liens for taxes and assessments not yet due and payable or, if due and payable, those being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained in accordance with Accounting Standards and for which bonding has been obtained, if requested by Bank; and (d) those specifically approved in writing by Bank.

     10.12 Mergers, Consolidations, and Purchase and Sale of Assets.  Factor will not wind up, liquidate, or dissolve itself, reorganize, merge, or consolidate with or into, or convey, sell, assign, transfer, lease, or otherwise dispose of (whether in one transaction or a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any person or entity, or acquire all or substantially all of the assets or the business of any person or entity, without the prior written consent of Bank, which will not be unreasonably withheld or delayed.

10.13 Business Name.  Factor will conduct business only under the name set forth above Factor’s execution of this Agreement.

10.14 Changes in Collateral.  Factor will provide Bank with prompt written notice of any change in the condition and quality of the Collateral, except those changes arising in the ordinary course of business.  Factor will promptly notify Bank in writing upon any Collateral ceasing to be or being determined to have been incorrectly identified as an Eligible Account or eligible Collateral.

10.15 Environmental.  Except in strict compliance with local, state and federal law, generate, manufacture or dispose of any Hazardous Materials on or under Factor’s property, Factor will not store or permit to be used any Hazardous Materials on Factor’s property, or acquire, incur or assume directly or indirectly, any material contingent liability in connection with the release of any Hazardous Materials or substance into the environment or dispose of, or allow to be disposed of, or otherwise release Hazardous Materials or solvent wastes on or into the property of Factor which disposal results in a Material Adverse Effect to the business, prospects, profits, properties or condition (financial or otherwise) of the Factor; provided, that the Factor’s handling of fuel and other products in compliance with applicable laws and regulations is not restricted by this Agreement.

10.16 Security Interest Transfer and Perfection Cooperation.   Factor will execute any notices of assignment and other documents reasonably requested by Bank for perfection or enforcement of the rights and interests of Bank, and will give good faith, diligent cooperation to Bank, and will perform such other acts reasonably requested by Bank for the perfection and enforcement of the rights and interests of Bank, and agrees that Bank is authorized to file, record, or otherwise utilize such documents as it deems necessary to perfect and/or enforce any security interest or lien granted hereunder.

11.  Electronic Files.   Factor shall ensure that each electronic file submitted or made available to Bank by Factor pursuant to this Agreement, shall contain all necessary fields of information as reasonably required by Bank and shall be in a form and format reasonably acceptable to Bank.  At no time shall Bank be liable or responsible to Factor for any reduction to the Availability or for any other actions taken by Bank as a result of all or any portion of the information set forth in the electronic file, either directly or indirectly, containing file transfer errors, content errors, format errors or any other errors or inaccuracies or being subject in whole or in part to transmission errors or failures.  Factor expressly understands that it is the sole responsibility of Factor to ensure the accuracy and successful transmission of any and all information and documentation to Bank.

12.  Audits; Examinations; Access.  As long as Bank remains unpaid on any Obligations, upon reasonable prior notice and during normal business hours, Factor will provide to Bank, its attorneys, accountants or other authorized representatives, unrestricted access to examine and make copies and extracts of any and all information, data, reports, analyses, compilations, studies, interpretations, and other materials, regardless of the form maintained whether documentary, computerized, electronic, oral or otherwise, concerning the subject matter of this Agreement, the Approved Sellers, Accounts, Account Debtors, Facility and Obligations, and to discuss the business, affairs, finances, insurance, Accounts and Obligations with any of Factor's officers and directors and with Factor's independent accountants.  Bank may from time to time perform audits and field exams of Factor’s operations, and may employ third parties to conduct said audits or exams.  Prior to the occurrence of an Event of Default, the Factor shall not be responsible for reimbursement of more than two (2) audits in any year, and the cost of each audit shall not be more than $4,000.00, including all out-of-pocket expenses.  Factor shall immediately reimburse Bank for all inspection and audit costs incurred by Bank.  Upon the occurrence of an Event of Default, Bank may contact Sellers and Account Debtors to investigate the status of an Invoice or payments.  Upon the occurrence of any Event of Default, Factor will grant Bank with unrestricted access to any and all computer systems (proprietary or otherwise), equipment tracking systems, document scanning or other imaging systems, dispatch systems, financial transaction systems or any other software or manual system used directly or indirectly by Factor in the normal course and scope of operating its business, and to provide Bank with any and all resources necessary to enable Bank to electronically effectuate or establish the herein described access, all for the purpose of permitting Bank to protect its interest in the Collateral.

13.  Grant of Security Interest.  Factor hereby grants to Bank a present and continuing security interest in all Collateral.  Factor and Bank acknowledge their mutual intent that all security interests contemplated herein are given as a contemporaneous exchange for new value to Factor, regardless of when Advances to Factor are actually made or when Collateral is actually acquired.  The Collateral shall secure all of Factor’s present and future debts, Obligations, and liabilities of whatever nature to Bank, including without limitation, (a) all Obligations of Factor arising under this Agreement, any document contemplated hereby, or otherwise arising from or relating to the transactions referenced herein, including without limitation, future indebtedness, collection costs and attorneys’ fees; (b) transactions in which the documents evidencing the obligation or indebtedness refer to this grant of security interest as providing security therefor.  Factor’s Obligations may also be secured by other Collateral as may be evidenced from time to time by other documentation apart from this Agreement.

14.  Right to Perform.  Bank may, in its sole reasonable discretion, elect to discharge any security interest, lien or other encumbrance upon any Accounts or Collateral, elect to pay any subcontractor, vendor, materialman, laborer, or other person to whom a Seller or Factor is obligated, whether or not any mechanic's lien or other encumbrance has been asserted, and elect to pay any insurance charges payable by Factor, or provide insurance as required herein if Factor fails to do so.  Any such payments and all expenses incurred in connection therewith shall be immediately due and payable by Factor.  Notwithstanding the foregoing rights, Bank shall have no obligation to discharge any such security interest, lien or other encumbrance, pay such insurance charges, or provide such insurance.

15.  Power of Attorney to Endorse Checks.  Factor does hereby make, constitute and appoint Bank, and its designees, as its true and lawful attorneys-in-fact, with full power of substitution, with full power to endorse the name of Factor upon any checks or other forms of payment made on Accounts and to effect the deposit and collection thereof.  This power of attorney is irrevocable and coupled with an interest.  Such power may be exercised at any time.  This power of attorney is irrevocable and coupled with an interest.  Exercise of any of the foregoing powers shall be in the sole reasonable discretion of Bank without any duty to do so.

16.  Disclosure of Information.  Factor hereby consents to Bank disclosing to any investor providing financing for Bank or participating in this financing, any and all information, knowledge, reports and records, including, without limitation, financial statements, concerning Factor or any Guarantor.  Bank will inform Factor of any potential information disclosure prior to its occurrence and Factor may object to such disclosure on the basis of the potential disclosed party. Bank will not disclose any other information regarding Factor, Guarantor, Sellers or Account Debtors without the Factor’s prior written consent, provided however, the foregoing obligation of nondisclosure shall not include any information which:  (a) the Bank, its agents or representatives  independently developed outside the scope of this Agreement, wholly independent of any use, benefit or knowledge of the information provided by Factor;  (b) Bank knew or had in its possession, prior to disclosure, without limitation on its confidentiality, and can reasonably document such prior knowledge or possession;  (c) was or is in the public domain as a matter of law; (d) is disclosed by a third party not under an obligation of confidentiality; or (e) is released from confidentiality with the written consent of Factor.  The Bank agrees that it will not contact any Sellers for the purposes of soliciting their business or otherwise provide or attempt to provide factoring or any financing to any of the Sellers during the term of this Agreement and for two (2) years after the termination of this Agreement.

17.  Release, Waiver and Indemnification.  FACTOR RELEASES AND WAIVES ANY AND ALL CLAIMS WHICH MAY BE ASSERTED, AND AGREES TO INDEMNIFY BANK FOR ALL LIABILITIES AND DAMAGES WHICH MAY BE AWARDED AGAINST BANK, AND FOR ALL REASONABLE ATTORNEYS’ FEES, LEGAL EXPENSES AND OTHER EXPENSES INCURRED IN DEFENDING SUCH CLAIMS, ARISING FROM OR RELATING IN ANY MANNER TO THE FINANCING AND/OR COLLECTION OF ACCOUNTS PURSUANT TO THE TERMS OF THIS AGREEMENT, EXCLUDING CLAIMS BASED ON THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF BANK.  BANK SHALL HAVE SOLE AND COMPLETE CONTROL OF THE DEFENSE OF ANY SUCH CLAIMS, AND IS HEREBY GIVEN AUTHORITY TO SETTLE OR OTHERWISE COMPROMISE ANY SUCH CLAIMS AS BANK, ACTING IN GOOD FAITH DETERMINES SHALL BE IN ITS BEST INTERESTS.

18.  Reserved

19.  Default.

19.1 Events of Default.  The following events shall constitute an Event of Default hereunder:

(a)  Factor defaults in the payment of any Obligations owed to Bank, or in the performance of any provision hereof or of any other agreement now or hereafter entered into with Bank;

(b)  Any warranty or representation of Factor herein contained proves to be false in any material way;

(c)  Any default or event which, with the giving of notice or the passage of time or both, would constitute a default, occurs on any indebtedness of Factor or any Guarantor.

(d)  Factor breaches the terms of any Receivable Financing Agreement with a Seller which is not timely cured or waived.

(e) Factor or any Guarantor becomes dissolved or terminated, dies, or experiences a business failure; provided, however the death of a Guarantor shall not be a default hereunder if the Factor is able to provide a substitute guarantor acceptable to the Bank within thirty (30) days of the day of such death.

(f)  Factor or any Guarantor becomes insolvent or unable to pay its debts as they mature, or a receiver, trustee, or custodian is appointed for any part of Factor’s or any Guarantor's property, or any part of Factor’s or any Guarantor's property is assigned for the benefit of creditors; provided, however that the Factor shall have thirty (30) days to have any involuntary proceeding dismissed.

(g) Factor or any Guarantor hereunder becomes subject to any debtor-relief proceedings, including without limitation, any proceeding is commenced or petition filed under any bankruptcy or insolvency law by or against Factor or any Guarantor; provided, however that the Factor shall have thirty (30) days to have any involuntary proceeding dismissed.

(h)  Any judgment is entered against Factor or any Guarantor which may have a Material Adverse Effect.

(i)  Any Guarantor fails to perform or observe any of such Guarantor’s obligations to Bank or shall notify Bank of its intention to rescind, modify, terminate or revoke any guaranty of Factor’s Obligations to Bank, or any such guaranty shall cease to be in full force and effect for any reason whatever, provided, however that  if the Factor is able to provide a substitute guarantor acceptable to the Bank prior to the effective date of such rescission, modification, termination or revocation, then it shall not be a default.

(j)  Any other action or omission by Factor or any Guarantor designated under this Agreement to constitute an Event of Default.

19.2 Cure Periods.   For any Event of Default other than an Event of Default arising from the failure of Factor to make a payment to Bank when due, Factor may cure such default within fifteen (15) Business Days of the receipt of written notice from Bank of such default (“Default Notice”), or if it is commercially unreasonable to cure such default within such fifteen (15) Business Days, then, with Bank's consent, within such longer period of time as the parties may mutually agree is reasonably necessary to accomplish the cure, provided that: (i) Factor promptly commences such cure upon receipt of the Default Notice; and (ii) such cure period does not exceed sixty (60) days under any circumstances; and (iii) Factor shall pay to Bank all of Bank’s reasonable costs to confirm and ensure that the default has been cured.  If an Event of Default is cured to the satisfaction of Bank, provided Factor immediately pays all of Bank’s reasonable damages to date and enforcement costs, including reasonable attorneys’ fees, through the date Bank received notice of the cure, Bank shall cease its enforcement actions and remedies, including any acceleration remedy provided in this Agreement, and the parties shall proceed under this Agreement as if no default has occurred. Notwithstanding Bank’s obligation to terminate its remedies upon a satisfactory and timely cure as set forth above, Bank shall have no obligation to suspend or delay its enforcement of its rights and remedies under this Agreement and at law during any applicable cure period.  In no event shall Factor have the right to cure an more than three (3) Events of Default during the term of this Agreement.  If Bank deems itself to be insecure under the terms of this Agreement, Bank may require Factor to post a bond in an amount not less than One Hundred Twenty Five Percent (125%) the amount alleged to be due and owing.

     19.3 No Waiver of Event of Default.   No course of dealing or delay or failure to assert any Event of Default shall constitute a waiver of that Event of Default or of any prior or subsequent Event of Default.

19.4 Waiver of Notice of Acceleration.  Factor waives any requirement that Bank inform Factor by affirmative act, notice or otherwise of any acceleration of Factor’s Obligations.  Further, Bank’ failure to charge or accrue Fees or Interest at the Default Rate shall not in any manner be deemed a waiver by Bank of its claim thereto.

20.  Remedies.

20.1 Remedies upon Event of Default.  Upon the occurrence of an Event of Default, and upon failure of Factor to timely cure the same where permitted, and at all times thereafter, Bank shall have the following remedies:

(a) all or any portion of the Obligations due or to become due from Factor to Bank, at the option of Bank and without notice to Factor of the exercise of such option, shall accelerate and become at once due and payable in full;

(b)  Bank shall have the right, immediately and without prior notice or demand, to set off against Factor’s Obligations, whether or not due, all money and other amounts owed by Bank in any capacity to Factor, including, without limitation, against any Accounts, and Bank shall be deemed to have exercised such right of setoff and to have made a charge against any such money, amounts or accounts immediately upon occurrence of such Event of Default and failure to timely cure where permitted, even though such charge is entered on Bank’s books subsequently thereto;

(c) Bank may terminate this Agreement and any other related documents or agreements relating thereto;

(d)  Bank shall have all rights and remedies created by or arising from this Agreement or other agreements between Factor and Bank, including, without limitation, exercising all rights with respect to the Collateral;

(e)  Bank shall have all the rights and remedies available under the UCC, and Factor agrees to sign such financing statements, in a form satisfactory to Bank, which Bank may at any time desire to file in order to perfect Bank’ security interest granted herein.

(f)  Bank shall have all the rights and remedies available to Factor under any Receivable Financing Agreement Factor has with any Seller whose Account is subject to the Facility, and under any security agreement in favor of Factor or Bank relating thereto.

(g)  Bank may institute an action in Factor’s name in order to collect on an Account or on the Seller’s and/or the Seller’s guarantors’ other assets, or, in the event that the law does not permit Bank to institute an action in Factor’s name in order to collect on an Account or on a Seller’s other assets, upon Bank’s request, Factor shall institute an action in its own name in order to collect on such Account and/or on a Seller’s other assets.  In either event, Factor shall pay all costs incurred in recovering such assets.

(h)  In the event that in any action Factor combines a claim for its own Accounts along with that of Bank for Accounts which were purchased or advanced against by Bank, Factor agrees that any proceeds recovered therefrom shall be paid first to Bank until such time as all Obligations have been paid in full.

(i)  Bank may enter upon any premises where the Collateral or records pertaining thereto may be and take possession of the Collateral and records relating thereto.  Upon request of Bank, Factor shall, at Factor’s expense, assemble the Collateral and records relating thereto at a place designated by Bank and tender the Collateral and records to Bank.

(j)  Bank may sell, lease or otherwise dispose of any or all of the Collateral and, after deducting the reasonable costs and out-of-pocket expenses incurred by Bank, including, without limitation, (i) reasonable attorneys’ fees and legal expenses, (ii) transportation and storage costs, (iii) costs of advertising and sale of the Collateral, (iv) sale commissions, (v) sales tax, (vi) costs for improving or repairing the Collateral, and (vii) costs of Collateral preservation and protection, and apply the remainder against, or to hold as a reserve against, the Obligations of Factor.

(k)  Bank may notify any Seller or Account Debtor obligated with respect to any Invoice that the underlying account has been assigned to Bank by Factor and/or Seller and that payment thereof is to be made to the order of and directly and solely to Bank;

(l)  Bank may debit any Factor Deposit Account; and

(m) Bank may receive, take, endorse, assign, deliver, accept and deposit in the name of Factor and/or in the name of any Seller to the fullest extent authorized under the Receivable Financing Agreement, any and all cash, checks, commercial paper, drafts, remittances and other instruments and documents relating to the Collateral or the proceeds thereof;

(n) Bank may change the address for delivery of mail to Factor and receive and open mail addressed to Factor;

(o) Bank may extend the time of payment of, compromise or settle for cash, credit return of merchandise, and upon any terms or conditions, any and all Accounts or other Collateral which includes a monetary obligation and discharge or release of any Seller, Account Debtor or other obligor (including filing of any public record releasing any lien granted to Factor by such Seller, Account Debtor or other obligor), without affecting any of Factor’s obligations hereunder;

(p) Bank shall have all other rights and remedies existing at law, in equity, or by statute.

20.2 Rights and Remedies Cumulative.  The rights and remedies herein conferred are cumulative and not exclusive of any other rights or remedies, and shall be in addition to every other right, power, and remedy that Bank may have, whether specifically granted herein or hereafter existing at law, in equity, or by statute.  Any and all such rights and remedies may be exercised from time to time and as often and in such order as Bank may deem expedient in its sole discretion.

20.3 No Waiver of Rights.   No delay or omission in the exercise or pursuit by Bank of any right, power, or remedy shall impair any such right, power, or remedy or shall be construed to be a waiver thereof.

20.4 Deficiencies.   Factor, and any Guarantors (subject  however, to the terms of their respective Guarantees), if any, shall be liable for all deficiencies owing on any obligations secured by the Collateral after liquidation of the Collateral.

20.5 Default Rate.  Upon occurrence of an Event of Default, the Interest rate on all Obligations of Factor and/or Guarantor shall automatically increase to the Default Rate until the same are paid in full.

21.  Revival Clause.  If the incurring of any debt by Factor or the payment of any money or transfer of property to Bank by or on behalf of Factor or any Guarantor (including without limitation, the collection of any Account) should for any reason subsequently be determined to be "voidable" or "avoidable" in whole or in part within the meaning of any state or federal law (collectively "voidable transfers"), including, without limitation, fraudulent conveyances or preferential transfers under the United States Bankruptcy Code or any other federal or state law, and Bank is required to repay or restore any voidable transfers or the amount or any portion thereof, or upon the advice of counsel for Bank is advised to do so, then, as to any such amount or property repaid or restored, including all reasonable costs, expenses, and attorneys’ fees of Bank related thereto, the liability of Factor and any Guarantor shall automatically be revived, reinstated and restored and shall exist as though the voidable transfers had never been made.

22.  Bankruptcy Considerations.  Factor covenants that it will notify Bank of any voluntary or involuntary bankruptcy petition under the United States Bankruptcy Code filed by or against Factor or any Guarantor, or against any Seller or Account Debtor in regards to any Account securing the Obligations, and of any assignment for the benefit of creditors by Factor or any Guarantor or against any Seller or Account Debtor in regards to any Account or other Collateral securing the Obligations, within twenty-four hours of receiving notification of any such filing or assignment.  Failure to notify Bank of any such bankruptcy filing or assignment within said twenty-four hour period shall constitute an Event of Default.  Factor acknowledges that this Agreement is a contract to extend debt financing or financial accommodations to or for the benefit of Factor within the meaning of 11 U.S.C. §365(c)(2) and, as such, may not be assumed or assigned.  Bank shall be under no obligation to provide any financing under this Agreement from and after the filing of any voluntary or involuntary petition against Factor or any Guarantor.

23.  Joint and Several Liability.  Factor, and each Guarantor (subject , however, to the terms of their respective Guarantees and Warrantees) shall each be jointly and severally liable for all Obligations and liabilities arising under this Agreement and the other agreements, documents, obligations, and transactions contemplated by this Agreement.

24.  Participation Consent; Preferential Rights.  Factor shall not enter into any participation agreement on any loan or factoring transaction with any Person other than Bank during the term of this Agreement without Bank’s prior written approval, to be given at Bank’s commercially reasonable discretion.  Factor covenants and agrees that in the event Factor shall desire to obtain additional financing participations that it shall first provide Bank with written notice and ten (10) days to elect to participate with Factor, on the same terms and conditions to be offered by Factor to a third party participant.  If Bank consents to such participation by a third party, but elects not to participate on the terms provided, and Factor later determines to change any material terms of such participation, then Factor shall again re-offer such opportunity to Bank in same manner and time period provided above.  In the event Bank does not provide Factor with written notice of its decision with regard to Bank’s participation or non-participation in such transaction, and/or Bank does not otherwise provide its consent to a proposed third party such participation transaction prior the expiration of the foregoing ten (10) day notice period, Bank shall be deemed to have refused to give its consent to such third party participation and refused to participation in such proposed participation transaction, and Factor shall not engage in any such participation transaction.

25.  Miscellaneous Provisions.

     25.1 Factor's Obligations Cumulative.   Every Obligation, covenant, condition, provision, warranty, agreement, liability, and undertaking of Factor contained in this Agreement shall be deemed cumulative and not in derogation or substitution of any of the other Obligations, covenants, conditions, provisions, warranties, agreements, liabilities, or undertakings of Factor in favor of Bank, regardless of their source or origin.

     25.2 Payment of Expenses and Attorney's Fees.   Factor shall pay all reasonable expenses of Bank relating to the negotiation, drafting of documents, documentation of the Facility, and administration and supervision of the Facility, including, without limitation, appraisal fees, environmental inspection fees, collateral audit and field examination expenses, title insurance, recording fees, filing fees, and reasonable attorneys’ fees and legal expenses, whether incurred in creating the Facility, in future amendments or modifications to this Agreement, or in ongoing administration and supervision of the Facility.  Upon the occurrence of an Event of Default, Factor agrees to pay all costs and expenses, including reasonable attorneys’ fees and legal expenses incurred by Bank in enforcing, or exercising any rights and remedies available to Bank. Factor agrees to pay all expenses, including reasonable attorneys’ fees, costs of court and all other legal expenses, incurred by Bank in any bankruptcy proceedings of any type involving Factor, Guarantor, this Agreement, or the Collateral, including, without limitation, expenses incurred in modifying or lifting the automatic stay, determining adequate protection, use of cash collateral or relating to any plan of reorganization.  Factor’s Obligation for payment of attorneys’ fees and/or legal costs, wherever provided in this Agreement, shall include, without limitation, an Obligation for payment of reasonable market rate legal fees, compensation, fees, expenses and costs of Bank’s in-house counsel. Notwithstanding the foregoing, in the event of any litigation or arbitration, the prevailing party shall be entitled to recover its attorney’s fees and expenses from the non-prevailing party.

     25.3 Successors and Assigns.  This Agreement shall bind the parties, their successors, representatives and assigns.  This Agreement is not assignable or transferable by Factor and any such purported assignment or transfer is void.  Factor acknowledges and agrees that Bank may assign all or any portion of this Agreement, including, without limitation, assignment of the rights, benefits and remedies of Bank hereunder without any assignment of the duties, obligations or liabilities of Bank hereunder, and may sell participations in this financing.  To the extent of such transfer or assignment of interest, Bank shall have no further liability hereunder with regard thereto.

25.4   Third Party Beneficiaries.   This Agreement is made for the sole and exclusive benefit of Factor, Bank and Guarantor and their successors and authorized assigns, and is not intended to benefit any other third party.  No third party may claim any right or benefit or seek to enforce any term or provision of this Agreement.

     25.5 Governing Law, Jurisdiction and Venue.  The interpretation and enforcement of this Agreement, and the rights, obligations and remedies of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Utah, without regard to conflict of law principles.  Factor expressly acknowledges that by execution and delivery of this Agreement, Factor has transacted business in the State of Utah, and Factor hereby voluntarily and irrevocably submits to, consents to, and waives any defense to the jurisdiction of the courts located in the State of Utah as to all matters relating to or arising from this Agreement.  EXCEPT AS EXPRESSLY AGREED IN WRITING BY BANK, THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF UTAH SHALL HAVE SOLE AND EXCLUSIVE JURISDICTION OF ANY AND ALL CLAIMS, DISPUTES, AND CONTROVERSIES ARISING UNDER OR RELATING TO THIS AGREEMENT.  NO LAWSUIT, PROCEEDING, ALTERNATIVE DISPUTE RESOLUTION, OR ANY OTHER ACTION RELATING TO OR ARISING UNDER THIS AGREEMENT MAY BE COMMENCED OR PROSECUTED IN ANY OTHER FORUM, EXCEPT AS EXPRESSLY AGREED IN WRITING BY BANK.

25.6 Interpretation, Severability. The titles, captions and section headings in this Agreement are inserted for convenience only and shall not be considered part of this Agreement nor used in its interpretation.  All references in this Agreement to the singular shall be deemed to include the plural when the context so requires, and vice versa.  References in the collective or conjunctive shall also include the disjunctive unless the context otherwise clearly requires a different interpretation.  In the event of an ambiguity in the interpretation of any provision of this Agreement, the parties agree that the ambiguity shall not be interpreted for or against any party upon grounds of authorship, and each understands and agrees to be bound and abide by the terms hereof. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid to the greatest extent allowed under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, said provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

25.7 Survival and Binding Effect of Representations, Warranties, and Covenants. All agreements, representations, warranties and covenants made herein by Factor shall survive the execution and delivery of this Agreement and any bankruptcy proceedings involving Factor and/or Guarantor and shall continue in effect so long as any Obligation of Factor to Bank is outstanding and unpaid, notwithstanding any termination of this Agreement.

     25.8 Interest on Expenses and Indemnification, Collateral, Order of Application.   All expenses, out-of-pocket costs, attorneys’ fees and legal expenses, amounts advanced in performance of Obligations of Factor, and indemnification amounts owing by Factor to Bank under or pursuant to this Agreement, shall be due and payable upon demand.  If not paid upon demand, all such Obligations shall bear interest at the Default Rate from the date of disbursement until paid in full to Bank, both before and after judgment.  Bank is hereby authorized to Advance or disburse funds from the Facility for payment of all such Obligations.  Payment of all such Obligations shall be secured by the Collateral.  All payments and recoveries shall be applied to payment of the foregoing Obligations, and all other amounts owing to Bank by Factor in such order and priority as determined by Bank.

25.9 Limitation of Consequential Damages.   BANK, ITS OFFICERS, DIRECTORS, EMPLOYEES, REPRESENTATIVES, AGENTS, AND ATTORNEYS, SHALL NOT BE LIABLE TO FACTOR OR TO ANY GUARANTOR FOR ANY CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES, ARISING FROM OR RELATING TO ANY BREACH OF CONTRACT, TORT, OR OTHER WRONG IN CONNECTION WITH THE NEGOTIATION, DOCUMENTATION, ADMINISTRATION OR COLLECTION OF THE FACILITY OR IN ANY MANNER RELATING TO THE THIS AGREEMENT AND/OR THE TRANSACTIONS CONTEMPLATED HEREIN.

      25.10   Jury Trial Waiver, Exclusive Jurisdiction of Utah Courts.   IN RECOGNITION OF THE HIGHER COSTS AND DELAYS WHICH MAY RESULT FROM A JURY TRIAL, FACTOR HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (I) ARISING HEREUNDER, OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THIS AGREEMENT AND THE TRANSACTIONS ARISING HEREUNDER OR RELATING HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER GROUNDED IN CONTRACT OR TORT OR OTHERWISE.  FACTOR FURTHER WAIVES ANY RIGHT TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.  FACTOR  AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT BANK MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF FACTOR HERETO TO THE WAIVER OF RIGHTS TO TRIAL BY JURY.

     25.11 Notices.  All notices required to be given to any party other than Bank shall be deemed given upon the first to occur of:  (i) deposit thereof in a receptacle under the control of the United States Postal Service, (ii) transmittal by electronic means, including facsimile, to a receiver under the control of such party, or (iii) actual receipt by such party or an employee or agent of such party.  All notices required to be given to Bank hereunder shall be deemed given upon actual receipt of the notice by the below named officer of Bank at the below stated address.  For the purposes hereof, notices hereunder shall be sent, if to Factor or Guarantors, at their respective addresses set forth in Schedule A attached hereto.

BANK:	TAB Bank
Address:	1185 Harrison Blvd., Suite 200
Ogden, Utah 84403
Officer:	Vice President, Operations
Fax Number:	(801) 395-8647

25.12 Duplicate Originals; Counterpart Execution.   Two or more duplicate originals of this Agreement may be signed by the parties, each duplicate of which shall be an original but all of which together shall constitute one and the same instrument.  This Agreement may be executed in several counterparts, without the requirement that all parties sign each counterpart.  Each of such counterparts shall be an original, but all counterparts together shall constitute one and the same instrument.

25.13 Time of Essence.  Time is of the essence of this Agreement.

25.14 Waiver.  No failure or delay on the part of either party in exercising any power or right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of such power or right preclude any further exercise thereof or the exercise of any other power or right.  No waiver by either party of any provision of this Agreement or of any breach or default shall be effective unless in writing signed by that party.

25.15 Integrated Agreement and Subsequent Amendment.   This Agreement, the respective Receivable Financing Agreements and related security filings constitute the entire agreement between Bank and Factor and Guarantor, and may not be altered or amended except by written agreement signed by Bank, Factor, and, if applicable, Guarantor.  PURSUANT TO UTAH CODE SECTION 25-5-4, FACTOR AND GUARANTOR ARE NOTIFIED THAT THESE AGREEMENTS ARE A FINAL EXPRESSION OF THE AGREEMENT BETWEEN BANK, FACTOR AND GUARANTOR AND THESE AGREEMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY ALLEGED ORAL AGREEMENT.  All prior and contemporaneous agreements, arrangements  and understandings between the parties hereto as to the subject matter hereof are, except as otherwise expressly provided herein, rescinded.

25.16 Electronic Signature.   The parties agree that this Agreement may be executed or accepted using electronic, stamped, or facsimile signatures, and that such signatures shall be legally binding to the same extent as a written signature by a party’s authorized representative.  Each party hereby waives any legal requirement that this Agreement be embodied, stored or reproduced in tangible media, and agrees that an electronic reproduction shall be given the same force and effect as a signed writing.

25.17 Signature Authority.   The undersigned hereby certifies that he/she has been duly authorized by all necessary or appropriate action of or by the appropriate corporation or other applicable legal entity to execute this Agreement on behalf of the respective party to form a legally binding contract, and understands that acceptance of this Agreement constitutes an agreement to be bound to perform in strict conformity with the terms and conditions set forth herein.

IN WITNESS WHEREOF, the parties do hereby witnesseth the same as of the date first set forth above.

Factor:

Anchor Funding Services, LLC

By:
Name:	Brad M. Bernstein
Title:	President and CFO

STATE OF	)
) ss.
COUNTY OF	)

On this _____ day of _____________, 2011, before me, the undersigned notary, personally appeared Brad M. Bernstein, who being by me duly sworn did state, that he/she is the President and CFO of Anchor Funding Services, LLC, the corporation/partnership/limited liability company/sole proprietorship that executed the within instrument, and acknowledged to me that such corporation/partnership/limited liability company/sole proprietorship executed the same and that he/she was authorized to execute said instrument.

WITNESS my hand and official seal.

Notary Public

My Commission Expires:	Residing At:

Bank:

TAB Bank

By:

Name:

Title:

Date:

SCHEDULE A
TO
REDISCOUNT CREDIT FACILITY AGREEMENT

Factor Principal Address:	Address: 10801 Johnston Road, Suite 210 Charlotte, NC 28226 Phone: (866) 789-3863 Fax: (561) 961-5005 Email:
Commitment:	$10,000,000.00
Effective Date:	November 30, 2011
Term of Agreement:	A period of 12 months, commencing on the Effective Date (“Initial Term”)
Guarantors:
Name: Brad M. Bernstein, Validity
Address: 19650 Estuary Drive
                  Boca Raton, FL  33498
Phone: (561) 212-6537
Fax:
Email:

Name: Morry F. Rubin, Validity
Address: 17853 Key Vista Way
                  Boca Raton, FL  33496
Phone: (561) 477-7257
Fax:
Email:

Name: Anchor Funding Services, Inc.
Address: 10801 Johnston Road Suite 210
                  Charlotte, NC  28226
Phone:
Fax:
Email:

Name: Anchor Trade Finance, LLC
Address: 10801 Johnston Road Suite 210
                  Charlotte, NC  28226
Phone:
Fax:
Email:

Factor Advance Rate:	90%
Bank Advance Rate:	80%

SCHEDULE B TO REDISCOUNT CREDIT FACILITY AGREEMENT AVAILABILITY CERTIFICATE

The Borrower certifies the following amounts:

Client:	Client Name
Current Date:	11/__/2011

Accounts Receivable

1	Total Line of Credit	$ 0.00
2	Total Receivables-Beginning Balance	$ 0.00
3	Collections	$ 0.00
4	Other reductions to collateral base	$ 0.00
5	New Receivables Purchased	$ 0.00
6	Total Receivables End of Day Balance:	$ 0.00

7	Deductions to Receivables (Ineligibles)

	Over 90 Day Invoices	$ 0.00
	Cross Aging	$ 0.00
	Over 25% of Total Debtor AR	$ 0.00
	Over Debtor Credit Limits	$ 0.00
	Total Deductions	$ 0.00

8	Total Eligible Accounts Receivable	$ 0.00
9	Total Net Eligible Accounts Receivable adjusted for credit limits	$ 0.00
10	FACTOR Advance against Eligible Receivables	$ 0.00

11	Eligible Advance	$ 0.00
12	Current Amount Owing	$ 0.00
13	Availability	$ 0.00
14	Request for collections-lockbox	$ 0.00
15	Apply collections to Loan Balance (Money Wired by Client)	$ 0.00
16	New Loan Increase Request	$ 0.00
17	Total Draw Request	$ 0.00
18	Wire Fee	$ 20.00
19	New Outstanding Loan Amount	$ 0.00

Under the penalties of perjury, I declare that I have examined this Availability Certificate and the referenced invoices, schedules, exhibits, and/or statements, are to the best of my knowledge and belief contained therein are true, correct and complete, and the invoices for which this advance is requested satisfy all of the warranties contained in the Financing Agreements. I understand that TAB Bank
will be relying upon this Certificate in advancing funds to FACTOR.

This certificate has been executed on behalf of Client by:

Signature	Date